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                                                                    Exhibit 99.1




Contacts:         For Media:        John Calagna
                                    212-578-6252
                                    jcalagna@metlife.com

                  For Investors:    Kevin Helmintoller
                                    212-578-5140
                                    helmintoller@metlife.com

                  METLIFE ANNOUNCES ENHANCED FLEXIBILITY IN ITS
                            STOCK REPURCHASE PROGRAM

NEW YORK, June 25, 2002 - MetLife, Inc. (NYSE: MET) today announced that its board of directors terminated the company's automatic stock repurchase program pursuant to which it has been repurchasing all shares, subject to certain limitations, available for sale from the MetLife Policyholder Trust. The policyholder trust was established in connection with the demutualization of Metropolitan Life Insurance Company. This change will improve the company's flexibility in determining the timing and amount of repurchases in its overall repurchase program, including purchases from the policyholder trust.

MetLife reaffirmed its plans to repurchase approximately $600 million of its common stock in 2002. From January 1, 2002 through June 21, 2002, MetLife repurchased approximately 13.6 million shares at an aggregate cost of approximately $429 million. During that time period, sales from the policyholder trust equaled approximately 3% of the average daily trading volume of MetLife common stock.

From the company's initial public offering in April 2000 through June 21, 2002, the company has repurchased approximately 84.9 million shares at an aggregate cost of approximately $2.4 billion.

The company's current repurchase authorization permits repurchases from the policyholder trust, in the open market and through privately negotiated transactions. The timing of all repurchases will be dependent upon market conditions and other corporate considerations. The company's stock repurchase program may be modified, extended or terminated by its board of directors at any time.

MetLife emphasized that the change in its repurchase program does not alter the manner in which those who hold shares in the policyholder trust buy or sell their shares of MetLife common stock.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 10 million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

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